Exhibit 99.1

National CineMedia, Inc. Announces Secondary Offering by Founding Member

CENTENNIAL, Colo. — National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 45.1% (prior to this offering) of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced that one of its founding members, Regal Entertainment Group and its affiliates (Regal), intends to offer, subject to market and other conditions, 2,000,000 shares of the Company’s common stock in a registered underwritten public offering. Regal has granted the underwriter an option for 30 days to purchase up to 300,000 additional shares of the Company’s common stock to cover over-allotments, if any. These shares of common stock will be issued to Regal upon redemption of a like number of NCM LLC common membership units that were issued to Regal. Such redemption of NCM LLC common membership units will take place immediately prior to the closing of the underwritten public offering. The Company will not receive any proceeds from the sale. Giving effect to the offering, the ownership of NCM, Inc. in NCM LLC will increase to between 46.7% (without over-allotments) and 47.0% (with over-allotments).

BofA Merrill Lynch is acting as the sole book-runner for the offering. The underwriter may offer the shares of common stock from time to time in transactions on the NASDAQ Global Select Market, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

The proposed offering is being made solely by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus for the offering may be obtained, when available, by contacting BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or by email at dg.prospectus_requests@baml.com. A copy of the prospectus supplement and accompanying base prospectus may also be obtained without charge by visiting EDGAR on the SEC website at www.sec.gov.

The offering is being conducted pursuant to an effective registration statement under the Securities Act of 1933, as amended. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the proposed common stock offering by Regal. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements.

National CineMedia, Inc.

Investor Contact:

David Oddo, 800-844-0935

investors@ncm.com

or

Media Contact:

Amy Jane Finnerty, 212-931-8177

amy.finnerty@ncm.com